EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Taylor Capital Group, Inc.

We consent to incorporation by reference in the registration statement (No. 333-100809) on Form S-8 of Taylor Capital Group, Inc. of our report dated February 28, 2003, relating to the consolidated balance sheets of Taylor Capital Group, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Taylor Capital Group, Inc.

Our report refers to a change in the method of accounting for goodwill in 2002.

/s/ KPMG LLP

Chicago, Illinois

March 20, 2003